Exhibit 99.2

Summary of Terms
Private Placement of Securities of
QPC Lasers, Inc.
April 18, 2008

Issuer:	QPC Lasers, Inc. (OTC BB: QPCI)

Instrument:	Convertible Unsecured Notes & Warrants

Amount:	Minimum $500,000 Maximum $3,500,000

Term:	Notes due the earlier of (a) the date that the Issuer enters into a financing transaction (including the issuance of common stock or common stock equivalents); and (b) April 30, 2011.

Price:	10% Original Issue Discount

Interest:	10% per annum; paid monthly

Conversion:	Any time while the note is outstanding, the Lender may convert any portion of the note into common stock of the Issuer at a price of $1.05 per share.

Warrant:
The notes shall have 200% warrant coverage, calculated as Principal Amount of Note divided by 1.05 multiplied by 2. The warrants may be exercised upon payment of the exercise price; provided, however, that if there is no effective registration statement covering the shares underlying the warrants, the warrants may be exercised pursuant to a cashless exercise provision. The exercise price of the warrants is $1.05 per share and the warrants expire 5 years from the date of issuance.

Prepayment:	The Issuer may prepay any portion of the notes, together with accrued and unpaid interest, at any time without penalty.

Participation:	The Lender has the right to participate in future financings up to the dollar amount outstanding on the note at the time of the future financing.

Registration:
Subject to obtaining any requisite consent from persons currently having registration rights with respect to the Issuer’s common stock, if the Issuer files a registration statement during the time that this Note is outstanding, the Issuer shall include all of the Conversion Shares in such registration statement.

Use of Proceeds:	Proceeds will be used to support the Issuer’s plans to expand its marketing efforts, enhance its investor relations efforts and expand its facilities, as well as for other general corporate purposes.

Risk Factors:
This investment involves a high degree of risk. Please review the section entitled “RISK FACTORS THAT MAY AFFECT FUTURE PERFORMANCE” in Form 10KSB filed with the SEC for the fiscal year ended December 31, 2007. A copy of the Form 10KSB is available at the following website address:

http://www.sec.gov/Archives/edgar/data/1310753/000114420408017319/v107713_10ksb.htm.

Suitability:	The securities described in this summary will be offered solely to “Accredited Investors” as the term is defined in rule 501 of Regulation D under the Securities Act.